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                                                                   EXHIBIT 17(f)


IMPORTANT INFORMATION TO HELP YOU UNDERSTAND AND VOTE ON THE PROPOSALS

Please read the enclosed proxy statement for a complete description of the proposals. However, as a quick reference, the following questions and answers provide a brief overview of the proposals.

Q.       WHAT HAS BEEN PROPOSED?

A. The Enterprise Board of Directors has proposed the reorganization of your fund with another comparable Enterprise fund as set forth below. After the reorganization, your fund will be combined with the Acquiring Fund indicated next to your fund, and you will become a shareholder of that Acquiring Fund. It is anticipated that the reorganization will to increase the overall size of your funds so as to achieve greater economies of scale and reduce expenses for the benefit of shareholders. You are being asked to approve the reorganization of your fund.

                  Your Fund                        Acquiring Fund
                  ---------                        --------------
                  Large-Cap                        Equity
                  Convertible Securities           Mid-Cap Growth
                  Emerging Countries               International Growth
                  International Core Growth        International Growth
                  Worldwide Growth                 International Growth

Q.       HOW WILL THE REORGANIZATION AFFECT MY ACCOUNT?

A. If shareholders approve a Reorganization, your fund shares will be disregarded on a tax-free basis, for an equal aggregate dollar value of shares of the Acquiring Fund. This means that you may end up with a different number of shares compared to what you originally held, but the total dollar value of your shares will be the same. You will receive the same class of the Acquiring Fund as you held in your fund immediately prior to the Reorganization.

Q.       WHAT IS THE PRIMARY REASON FOR THE REORGANIZATION OF THE FIVE
         ENTERPRISE FUNDS?

A. Enterprise believes that by creating larger asset bases, the funds to be acquired can achieve greater economies of scales and have reduced expenses for shareholders. As of August 31, the assets of the funds to be reorganized ranged from $2 million to $13 million, collectively totaling approximately $37 million. After the reorganizations, the International Growth Fund and the Equity Fund are projected to have approximately $90 million and $140 million respectively, while the Mid-Cap Growth Fund would double to $17 million, enabling greater efficiencies in investment management that may translate into greater returns.


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Q.       ARE THERE OTHER REASONS FOR THE PROPOSED FUND REORGANIZATIONS?

A. Yes. The Enterprise Board of Directors weighed a number of factors in reaching their decision regarding the consolidation of these funds, including:

         - the compatibility of the investment objectives, policies and restrictions of the funds

         - the relative past and current growth in assets, historical investment performance and perceived future prospects

         - the effect of the proposed transactions on the expense ratios of the funds

         - the costs of the reorganization, which will be paid for by the Adviser

         - the tax-free nature of the reorganization to the funds and the shareholders

         - the potential benefits to the shareholders of the respective funds

         - other options to the reorganization, including a termination of the funds slated for reorganization with the distribution of the cash proceeds to the funds' shareholders

Q.       WHY AM I RECEIVING PROXY INFORMATION ON FUNDS THAT I DO NOT OWN?

A. All of the funds are portfolios of The Enterprise Group of Funds. Shareholders of each fund are being asked to approve the same proposals, so most of the information that must be included in a proxy statement for your fund needs to be included in a proxy statement for the other funds as well. Therefore, in order to save money, one proxy statement has been prepared.

         You are a shareholder in at least one of the five funds to be reorganized. You may be a shareholder in more than one of the funds. When you vote, you will vote on the proposed reorganization(s) of the fund(s) that you are a shareholder of on the record date, October 19, 2001. Your vote will equal the number of shares that you owned in the fund(s).



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Q.       DOES THE ENTERPRISE EQUITY FUND HAVE A COMPARABLE INVESTMENT STRATEGY
         AND OBJECTIVE AS THE ENTERPRISE LARGE CAP FUND?

A. Both the Enterprise Large-Cap Fund and the Enterprise Equity Fund aim for capital appreciation through investment in equity securities. The Equity Fund, subadvised by TCW Investment Management Co., offers Large-Cap investors continued exposure to large-cap growth stocks. Shareholders of the Large-Cap Fund may see reduced expense ratios (before giving effect to expense reimbursement arrangements currently in place, which may be terminated or changed) as shareholders of the Equity Fund, since the far-larger Equity Fund can reap greater economies of scale in day-to-day fund management.

Q. DOES THE ENTERPRISE MID-CAP GROWTH FUND HAVE A COMPARABLE INVESTMENT STRATEGY AND OBJECTIVE AS THE ENTERPRISE CONVERTIBLE SECURITIES FUND?

A. The Convertible Securities Fund aims for total return through a combination of capital appreciation and current income, whereas the Mid-Cap Growth Fund pursues solely capital appreciation. The two funds have some differences in investment strategy and asset class, since the Convertible Securities Fund invests in convertible preferred stocks and convertible bonds as opposed to common stocks.

         However, both funds are similar in that they are subadvised by Nicholas-Applegate Capital Management and have relatively small asset bases that could benefit from a lower expense ratio (before giving effect to expense reimbursement arrangements currently in place, which may be terminated or changed), as will be made possible with the reorganization of the two funds.

Q. DOES THE ENTERPRISE INTERNATIONAL GROWTH FUND HAVE A COMPARABLE INVESTMENT STRATEGY AND OBJECTIVE AS THE ENTERPRISE EMERGING COUNTRIES FUND, THE ENTERPRISE INTERNATIONAL CORE GROWTH FUND AND THE WORLDWIDE GROWTH FUND?

A. All of these funds pursue capital appreciation through investments in foreign stocks. Unlike the Emerging Countries Fund, which invests primarily in emerging markets, the International Growth Fund, which may invest in emerging markets, does not normally invest in emerging markets, which are considered riskier as these countries may have unstable governments and less established markets and economies. The Enterprise International Growth Fund is subadvised by Vontobel USA Inc., the U.S. investment arm of Bank J. Vontobel & Co. of Zurich, a firm with over 50 years of global investment experience. The fund dates back to November 1987 and has $74.6 million in assets, as of August 31, 2001, substantially greater than that of any of the three funds planned for reorganization. By combining the assets of the these funds, the shareholders of the Emerging Countries, International Growth and Worldwide Growth funds may



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         benefit from the greater economies of scale and lower fund expenses, and will continue to have exposure to non-U.S. regions, such as Europe, Japan, Asia and the Pacific Rim.

Q.       HAS THE BOARD APPROVED THE PROPOSALS?

A. Yes. The Board has approved the proposals and recommends that you vote to approve them.

Q.       HOW MANY VOTES AM I ENTITLED TO CAST?

A. As a shareholder, you are entitled to one vote for each share you own of your fund on the record date. The record date is October 19, 2001.

Q.       HOW DO I VOTE MY SHARES?


A. You can vote your shares by completing and signing the enclosed proxy card and mailing it in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Enterprise at 1-800-432-4320 and request the Operations Department.


         You may also vote via the Internet. To do so, have your proxy card available and go to the Web site on the proxy card. Enter your control number from your proxy card and follow the instructions found on the Web site.

         Finally, you can vote by telephone. Have your proxy card available. Call the toll free number on the proxy card. Enter your control number from your proxy card and follow the simple instructions given.

Q.       HOW DO I SIGN THE PROXY CARD?

A. INDIVIDUAL ACCOUNTS: Shareholders should sign exactly as their names appear on the account registration shown on the card.

         JOINT ACCOUNTS: Both owners must sign and the signatures should conform exactly to the names shown on the account registration.

         ALL OTHER ACCOUNTS: The person signing must indicate his or her capacity.

         For example, a trustee for a trust should include his or her title when he or she signs, such as "Jane Doe, Trustee"; or an authorized officer of a company should indicate his or her position with the company, such as "John Smith, President."



The attached prospectus and proxy statement contains more detailed information about the proposals. Please read it carefully.